Exhibit 10.2

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“Agreement”) is entered into as of June 30, 2006, by and between:

1.	NAUTILUS, INC., a Washington corporation (“Purchaser”);

2.	ACTION FAST ASSOCIATES LIMITED, a British Virgin Islands company (“Action Fast” or a “Supplier”);

3.	LAND AMERICA HEALTH AND FITNESS CO., LTD, a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (“Land America” or a “Supplier”); and

4.	XIAMEN WORLD GEAR SPORTING GOODS, LTD., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (“World Gear” or a “Supplier”; and collectively with Action Fast and Land America, the “Suppliers”)

PRELIMINARY STATEMENTS:

A.	Purchaser and Suppliers have established a long term, cooperative relationship pursuant to which Purchaser has sourced from Suppliers, and Suppliers have manufactured to Purchaser’s specification and supplied to Purchaser, a range of exercise and fitness equipment products marketed by Purchaser under its Bowflex and other trademarks and trade names.

B.	Purchaser wishes to continue and to expand its relationship with Suppliers to include the procurement of certain additional branded products from Suppliers and Suppliers are willing to manufacture and supply such existing and additional products.

C.	Purchaser and Suppliers wish to set forth in this Agreement the terms and conditions of their relationship with respect to Purchaser’s procurement from Suppliers, and Suppliers manufacture and supply, of the products described below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth below:

“Affiliate” means, as to any Party, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under the common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of an equity interest or by contract or otherwise.

“Confidential Information” has the meaning given such term in Section 19.1.

“Derivative Documents” has the meaning given such term in Section 19.1.

“Inventions” has the meaning given such term in Section 19.6.

“Marks” has the meaning given such term in Section 19.6.

“Party” shall mean each of Purchaser, Action Fast, Land America and World Gear, which are sometimes collectively referred to as the “Parties”.

“Person” means an individual, partnership, corporation, joint stock company, limited liability company, joint venture or other entity.

“Products” means all of the Purchaser’s Bowflex home gym line of products and any other products sold by Suppliers to Purchaser as listed in the Unit Price Schedule, as the same may be amended in writing by the Parties from time to time.

“Recommendations” has the meaning given such term in Section 19.6.

“RMB” or “Renminbi” means the currency of the People’s Republic of China.

“Termination Event” has the meaning given such term in Article 16 hereof.

“Unit Price Schedule” has the meaning given such term in Article 3 hereof.

“U.S. Dollars,” “US$” or “$” means the currency of the United States of America.

“Works” has the meaning given such term in Section 19.6.

ARTICLE 2

CONTRACT MANUFACTURING RELATIONSHIP

Purchaser hereby engages Suppliers as independent contract manufacturers to supply Products to Purchaser. The Products shall be made exclusively for Purchaser’s and its Affiliates’ use. Suppliers shall not subcontract for goods and services in connection with the performance of its obligations hereunder without the prior written consent of Purchaser.

ARTICLE 3

PRICE

The per unit purchase price payable by Purchaser to Suppliers for each Product purchased hereunder is set forth in a confidential memorandum that has been approved and agreed upon by the Parties in connection with the negotiation of this Agreement (the “Unit Price Schedule”). The Parties shall periodically mutually agree and amend in writing the Unit Price Schedule when Products are added, retired or modified.

3.1	All calculations involving the determination of unit costs shall be made in accordance with U.S. GAAP. In determining the U.S. Dollar equivalent of a cost or expense incurred in RMB, the exchange rate used shall be the average of the buy and sell exchange rates (or mid-rate) announced by the People’s Bank of China for U.S. Dollars and RMB for the date on which the relevant RMB cost or expense was incurred. An average of the daily exchange rates may be used for transactions within one month (the rate for non-business days assumed to be the rate for the most recent previous day published.)

3.2	For purposes of determining whether an adjustment to the pricing of Products is required, reference shall be made to the “Base Cost”. The “Base Cost” shall be the Suppliers’ per unit cost in U.S. Dollars as of February 28, 2007 (the “Base Cost Date”) as determined in accordance with the following procedures. As soon as possible but in any case no later than 30 days following the Base Cost Date, Suppliers shall certify to Purchaser in writing the per unit cost in U.S. Dollars of each Base Cost Product and provide Purchaser with reasonable supporting documentation to enable Purchaser to confirm the methodology used in arriving at such per unit cost and the accuracy of such certification. Purchaser has until 30 days from receipt to accept or dispute Suppliers’ “Base Cost” for each individual Product. If Purchaser accepts such certification it shall confirm its acceptance thereof in writing. If Purchaser is unable to confirm that the methodology used conforms with U.S. GAAP or disputes the accuracy of such certification for any or all Products, it will notify Suppliers in writing of such fact and the Parties shall then promptly jointly engage an international accounting firm to examine the Suppliers’ books and records and determine in accordance with U.S. GAAP the per unit cost of each Base Cost Product under dispute as of the date of this Agreement. The determination of the accounting firm as to the Base Cost shall be final and binding on the Parties absent manifest error.

3.3

At the end of each calendar half year, Suppliers shall calculate the average per unit cost in U.S. Dollars of each Base Cost Product for such six month period. The average for the six months will be the simple average of the Product cost for each of the months without adjustment for varying volumes. If the Product is not manufactured during any month, the cost for that month will be treated as equal to the cost for the most recent month that Product was manufactured by Suppliers. If for any calendar half year the per unit cost of any individual Base Cost Product is higher or lower than the Base Cost by more than (*) Suppliers shall certify to Purchaser in writing the amount of such difference expressed in terms of a dollar change for those individual Products and provide Purchaser with reasonable supporting documentation to enable Purchaser to confirm that the methodology used in arriving at such figure and the accuracy of such certification. If Purchaser accepts such certification it shall confirm its acceptance in writing. If the Purchaser is unable to confirm that the methodology used was consistent with that used in arriving at the Base Cost figure or the accuracy of such certification for any individual Product, it will notify Suppliers in writing of such fact and the Parties shall then promptly jointly engage an international accounting firm to examine the Suppliers’ books and records and determine the average per unit cost of each Base Cost Product under dispute for the period in question. The determination of the accounting firm as to the average per unit cost of the Base Cost Products shall be final and binding on the Parties absent manifest error.

3.4	Adjustments to the pricing for the Products will only be made when the per unit average cost of the individual Base Cost Products as certified by Suppliers and accepted by Purchaser or as determined by the accounting firm, as the case may be, in accordance with Section 3.3 above, is higher or lower than the Base Cost by more than (*). Once the base cost has been changed by more than (*) for a Product in any calendar half year, the applicable purchase price for that Product for the next calendar half year will be adjusted down or up as the case may be by (*) of the dollar amount of such change. Suppliers agree to regularly update in the future on at least a half yearly basis the average per unit cost of any such Product. If for any reason the Parties are unable to agree on any such adjustment the matter shall be referred to arbitration in accordance with Article 26 below.

3.5	The Parties agree to work together to identify opportunities to remove cost from the Products. In the event Purchaser institutes design changes to the Products to reduce costs, Suppliers will use best efforts to incorporate those changes in a timely manner. In recognition that there is a significant incremental cost to both Purchaser and Suppliers associated with design and implementation of such changes, the associated Product’s unit price will be reduced in a manner designed (*).

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 4

PURCHASE ORDERS

Purchaser shall initiate all purchases hereunder by submitting written purchase orders to Action Fast. All purchase orders submitted to Action Fast, and all sales made to Purchaser hereunder, shall be governed by and subject to the terms and conditions of this Agreement, and nothing contained in any purchase order, confirmation, or other document used by any Party shall in any way modify the terms and conditions of this Agreement.

ARTICLE 5

(This Section intentionally left blank.)

ARTICLE 6

VOLUME GUARANTEES

During each of the calendar years set forth below Purchaser agrees that it will source from Suppliers, and Suppliers agree that they will deliver to Purchaser, Products with the following total minimum sales volume calculated on an FOB sales price to Purchaser basis excluding sales attributed to rods purchased and packaged at the direction of Purchaser for Bowflex home systems and any other accessory not manufactured by Suppliers that Purchaser requests Suppliers to package with the Products: (a) for calendar year 2007, (*) (b) for calendar year 2008, (*) and (c) for calendar year 2009, (*). At the conclusion of each year covered by these volume guarantees, Purchaser will provide Suppliers with a report detailing the total requirements for each Product. The Supplier will be provided the right to inspect the books of Purchaser in order to verify the accuracy of such data.

ARTICLE 7

DELIVERY; RISK OF LOSS; INSURANCE

7.1	Unless otherwise specified in writing by Purchaser, all sales of Products to Purchaser under this Agreement shall be (*) Delivery of Products shall be in accordance with the schedule and quantities set forth in Purchaser’s purchase orders unless otherwise agreed by Purchaser. If Suppliers fail to make scheduled deliveries within Suppliers’ published lead time, which is (*) days after receipt of order to Purchaser’s place of destination, Purchaser may, without limiting its other rights or remedies, either (a) direct expedited routing, and any excess costs incurred thereby shall be paid by Suppliers and subject to offset by Purchaser; or (b) terminate all or part of the affected purchase order. Products which are delivered in advance of schedule may, at Purchaser’s option, either (a) have payment withheld by Purchaser until the date that the Products are actually scheduled for delivery; or (b) be placed in storage at Suppliers’ expense until the scheduled delivery date(s).

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2	All Products shall be suitably packed, marked and shipped in accordance with the requirements of common carriers in a manner to secure lowest transportation costs unless otherwise specified. Packing slips shall be placed in each shipment. No packing or cartage shall be allowed except where specifically agreed upon. Itemized invoices shall be mailed in duplicate with shipping papers to Purchaser at the address identified on the face of the applicable purchase order. Transportation and insurance charges, as agreed to in writing by Purchaser, shall be listed separately on the invoice. Such charges shall be substantiated with a copy of the freight and insurance bill.

ARTICLE 8

PAYMENT

8.1	All payments hereunder shall be in U.S. Dollars by wire transfer to Action Fast’s financial institution. (*) Payment for the Products delivered hereunder shall not constitute acceptance thereof. Purchaser reserves the right to inspect Products within a reasonable time after delivery, not to exceed seven (7) days, but such inspection does not relieve Suppliers of its obligations under this Agreement.

8.2	In the event of a dispute regarding the accuracy of any invoice, Purchaser and Suppliers shall meet and attempt to resolve the dispute. Such meeting shall be held no later than thirty (30) days following the delivery of the disputed invoice to Purchaser. If the Parties are unable to resolve the dispute, the matter shall be submitted to arbitration in accordance with Article 26 below.

ARTICLE 9

CERTAIN AGREEMENTS REGARDING PRODUCTS

9.1	Purchaser will provide adequate drawings and specifications of Products, at detailed part level, to Suppliers for the purposes of assuring defect-free Products, and to preclude field failure. Suppliers will provide Purchaser with quality control plans, to be approved by Purchaser, which Suppliers shall utilize to assure conformance of Products with drawings and specifications previously supplied by Purchaser. All drawings and specifications will remain the property of Purchaser. Any additional drawings or designs created by Suppliers will become the property of Purchaser. Each Supplier agrees that it will not reproduce, copy or use any of such drawings or specifications in the manufacture or design of any goods for any other third party or disclose the contents or nature of the same without Purchaser’s prior written consent.

9.2	Purchaser shall pay for all tooling upon presentation of invoices from Suppliers as provided herein.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3	Suppliers are responsible for the integration of all of Purchaser’s owned and tooled parts, ensuring that all tooled parts meet Purchaser’s requirements for design, function and fit.

9.4	While any tooling used by Suppliers remains in Suppliers’ control, Suppliers shall store and maintain such tooling so as to prevent damage to and deterioration of the tooling. Suppliers shall immediately report to Purchaser any maintenance performed on the tooling. Purchaser may, upon receipt of such report, request a first article sample from Suppliers for Purchaser’s approval. Suppliers shall ensure that the quality of any and all manufactured Products shall not be affected by any such maintenance. Suppliers agrees to provide Purchaser with an annual report, which lists the location, condition, physical shape and approximate life expectancy of the tooling. Purchaser may require Suppliers to move the tooling to a location of Purchaser’s choice at any time at Purchaser’s expense.

ARTICLE 10

QUALITY

10.1	Suppliers shall employ adequate resources to ensure that only defect free Products are shipped to Purchaser. Suppliers shall maintain a documented quality control system during the term of this Agreement which assures that all Products conform to Purchaser’s specifications and purchase order requirements. Suppliers shall perform all inspections and tests required to confirm that the Products conform to approved drawings, specifications and purchase order requirements. Suppliers shall allow Purchaser’s personnel access to its facilities in order to inspect Products at different stages of manufacture for purposes of confirming Suppliers’ compliance with the quality control plan relating to the Products and authorizing shipment of the Products. Suppliers agree to provide office space free of charge for Purchaser’s quality control/assurance personnel at Suppliers’ facilities.

10.2	Purchaser shall have the right to make changes to drawings, specifications or instructions for work, in methods of shipments and packaging and schedules and place of delivery or inspection as to any Product covered by this Agreement and Suppliers agree to comply with such change notices. Such change notices will be in writing and signed by a duly authorized representative of Purchaser. Purchaser will be responsible for payment of any increase in costs occasioned by requested changes (*) as provided in Section 3.5 above.

10.3	If the inspection reject rate (arising solely from inspections occurring at Suppliers’ facility in Xiamen, China) of a single Product reaches an unacceptable level (which shall occur if (*) or more of the Products produced within a given purchase order are rejected by Purchaser for non-conformance), Purchaser may recommend or institute corrective actions. If within (*) following written notice of the aforementioned corrective action (the “Corrective Notice”), the Supplier fails to reduce the failure rate below (*), Purchaser’s minimum purchase obligation as set forth in Article 6 shall be adjusted as follows: (a) if the

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Corrective Notice is given in calendar year 2007, Purchaser’s minimum purchase obligations for each of calendar years 2008 and 2009 shall be reduced in an amount equal to the Sales Volume Reduction (as defined below) and the minimum purchase obligation for 2007 shall be reduced in an amount equal to a percentage of the Volume Reduction equal to the percentage of calendar year 2007 remaining from the date of the Corrective Notice; (b) if the Corrective Notice is given in calendar year 2008, Purchaser’s minimum purchase obligation for calendar year 2009 shall be reduced in an amount equal to the Sales Volume Reduction and the minimum purchase obligation for 2008 shall be reduced in an amount equal to a percentage of the Volume Reduction equal to the percentage of calendar year 2008 remaining from the date of the Corrective Notice; and (c) if the Corrective Notice is given in the calendar year 2009, Purchaser’s minimum purchase obligation for 2009 shall be reduced in an amount equal to a percentage of the Volume Reduction equal to the percentage of calendar year 2009 remaining from the date of the Corrective Notice. As used in this Section 10.3, “Volume Reduction” shall be a dollar amount equal to double the amount of Purchaser’s purchase orders for the Product described in the Corrective Notice for the six (6) month period preceding the date of the Corrective Notice.

The Parties further agree that upon reduction of Purchaser’s minimum purchase obligation as provided in this Section 10.3, purchases of the Product described in the Corrective Notice that are completed from and after the date of the Corrective Notice shall count against satisfaction of Purchaser’s minimum purchase obligations only to the extent that such purchases exceed the amount of the Volume Reduction for the year in which such purchases are made.

10.4	Suppliers shall prepare a quality control plan to ensure all Products are in conformity to drawings prior to shipment and Suppliers shall be responsible for tracking and reporting inspection results to Purchaser at frequent intervals to be determined at Purchaser’s discretion. Suppliers shall not make any change in design, manufacturing or assembly processes or source of supply which would affect form, fit, function or performance of the Products without the express written approval of Purchaser.

10.5	Suppliers and Purchaser will abide by an agreed upon quality standard, including the Product rejection criteria to be applied in inspection of the Suppliers’ Product shipments, as described in Section 10.3 above, and provide support for new Product introductions by submitting first article samples for approval and engaging in pilot production runs and other procedures meeting Purchaser’s requirements. Purchaser shall commence evaluation and testing within ten (10) days after Suppliers’ notification to Purchaser that Products are ready for evaluation. Suppliers shall provide such support, assistance and consultation as may be reasonably necessary to facilitate acceptance testing by Purchaser and shall make all revisions necessary to bring Products into compliance with the applicable specifications at Suppliers’ sole expense. Purchaser’s quality policies will be provided in writing to Suppliers for each Product manufactured by Suppliers. Quality inspections shall be performed at Suppliers’ factory where the products are produced.

ARTICLE 11

REPORTING

Suppliers shall furnish Purchaser with timely reports with respect to Suppliers’ progress in purchase orders. Such reports shall include information on: (i) work in progress, (ii) available capacity, (iii) shipments in transit, (iv) Products on quality hold, and (v) issues or other supply disruptions with Suppliers’ vendors.

ARTICLE 12

SCHEDULE SHARING

Purchaser and Suppliers agree to engage in schedule sharing procedures such that each Party has advance knowledge of Purchaser’s forecast for the delivery of Products and Suppliers’ ability to comply with said forecast including manufacturing capacity and other resource availability. Purchaser and Suppliers will maintain a rolling six (6) month forecast/capacity matrix and routinely communicate all relevant requirements. Suppliers agree to reserve sufficient capacity to meet all of Purchaser’s forecasted demand, including provision for level-loaded production with warehousing for surplus Products during off-season and dedicated manufacturing cells adequately staffed with engineering and technical resources.

ARTICLE 13

SPARES

Suppliers agree to manufacture the warranty and spare parts necessary to ensure that Purchaser will be able to provide warranty service on each Product for at least (*) following the last production date of each of the Products, and to fill an “end-of-life” spare parts order for Purchaser. The Parties agree jointly to determine the quantities necessary to fulfill this obligation.

ARTICLE 14

WARRANTIES

Each Supplier warrants that: (i) services rendered will be performed in a workmanlike manner and (ii) all Products furnished hereunder, unless otherwise specified, will be new, of first class materials, free from defects in material or workmanship (including damage due to unsatisfactory packaging by Suppliers), and conforming to the specifications, samples or drawings, as approved in writing by Purchaser. The period of this warranty shall be for (*) after delivery to Purchaser or for such longer period as may be offered by Suppliers or Suppliers’ suppliers. If, after inspection, a defect not normally discoverable by visual inspection becomes apparent, Purchaser may reject the Products in question. In the event Suppliers deliver non-conforming Products, Purchaser will provide Suppliers with a corrective action request. If Suppliers are unable to take corrective action and cure

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the non-conformities within,(*) Purchaser may pursue such remedies as may be available, including, without limitation, returning the non-conforming Products to Suppliers at Suppliers’ expense (including charges for packaging and transportation both ways) and requiring Supplier to promptly credit Purchaser in an amount equal to the invoice amount of such non-conforming Products (pending resolution).

ARTICLE 15

INDEMNIFICATION AND PRODUCT LIABILITY INSURANCE

Each Supplier shall defend, indemnify and hold Purchaser harmless from and against any and all claims, liabilities, and costs, including reasonable attorneys’ fees, to the extent such arise from or relate to the manufacture, materials and workmanship related to the Products, or for any recall or any costs associated with a recall of any Products caused by a manufacturing defect and to pay all costs and damages arising out of any such claim(s). Suppliers will maintain insurance against product liability claims in form satisfactory to Purchaser in an amount of not less than (*). Such insurance shall name Purchaser as an additional insured.

ARTICLE 16

TERMINATION EVENTS

16.1	Each Supplier agrees that any of the following events as defined below (a “Termination Event”) shall give Purchaser the right to terminate this Agreement or exercise other remedies provided in Article 17 below:

(a)	A Supplier becomes insolvent, becomes the subject of a voluntary or involuntary bankruptcy proceeding or any other form of winding up or liquidation proceeding, enters into any arrangement with creditors or otherwise is unable to pay its debts as they become due; or

(b)	A Supplier fails to perform any of its obligations set forth in Sections 20, 21, and 29 under this Agreement, and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given.

16.2	Purchaser agrees that Suppliers shall have the right to terminate this Agreement in the event Purchaser fails to perform its payment obligations as set forth in Section 8.1 and such failure remains unremedied for thirty (30) days after written notice thereof shall have been given.

16.3	For any alleged material breach of this Agreement other than those set forth in Sections 16.1 and 16.2 above, the Party alleging any such breach will provide the other Party notice in writing within thirty (30) days of the conduct or action

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

giving rise to the breach. That notice will specify the nature of the breach and the provision of this Agreement that is claimed to have been breached. Over the next thirty (30) days following delivery of such a notice, the Parties agree to meet and confer, either in person or otherwise, in good faith to resolve any disputed issues or agree on a course of action to resolve any issues. In the event the Parties are unable to mutually agree, either Party may submit the matter to binding arbitration in accordance with Article 26 below. The Parties agree to mutually request that such arbitration proceedings be expedited with the intent of resolving any such dispute within forty-five (45) days of either Party’s request for arbitration.

ARTICLE 17

TERMINATION

17.1	If a Termination Event as set forth in Section 16.1 occurs, Purchaser shall have the right and option, in its sole discretion, (a) immediately to terminate this Agreement by sending written notice of termination to Suppliers, in which event the effective date of such termination shall be the date the notice of termination is sent and/or (b) to terminate outstanding purchase orders in whole or in part by sending written notice thereof to Suppliers.

17.2	Upon the termination of this Agreement by Purchaser, (a) Suppliers shall immediately return to Purchaser any and all deposit or down-payment monies held by Suppliers on its account and (b) Purchaser may exercise any and all other remedies permitted by law.

17.3	Upon termination of this Agreement by Suppliers pursuant to Section 16.2 above, Suppliers may exercise any and all remedies permitted by law.

ARTICLE 18

FORCE MAJEURE

Either Party to this Agreement shall be excused from its obligations hereunder when and to the extent that performance is delayed or prevented by any event of Force Majeure. “Force Majeure” shall mean any circumstance or event which is unforeseen and beyond the reasonable control of the Party affected, and shall include, without limitation, force of nature, fire, explosion, geological change, storm, flood, earthquake, lightning, act of war or public enemy, or total or partial failure of the sources of supply of materials or energy or of means of transportation. The Party or Parties affected by Force Majeure which seeks to excuse its performance under this Agreement or under any of the provisions hereunder shall promptly notify the other Party to this Agreement advising of the excuse and the steps it will take to complete such performance. Each Party seeking to excuse its performance will be excused from such performance to the extent such performance is delayed or prevented provided that the Party so affected shall use its best efforts to complete such performance. Notwithstanding the foregoing, Purchaser may terminate any purchase order, without liability, upon the occurrence of any event of Force Majeure affecting the performance of Suppliers.

ARTICLE 19

CONFIDENTIALITY

19.1	As used in this Agreement, “Confidential Information” shall mean all technical and commercial information relating to Purchaser’s business disclosed to Suppliers by Purchaser and its directors, officers, employees and agents and/or by third parties at the direction of Purchaser, either directly or indirectly, whether disclosed before or after the date hereof, and whether learned by Suppliers from observation or from materials submitted to Suppliers or from disclosures made by Purchaser, which information may include, but is not limited to, business plans, financial statements or projections, reports, analyses, budgets, forecasts, evaluations (including demand projections), projects, programs, processes, products (and including, as to specific processes or products, information relating to the formulation, composition, methods of manufacture, potential uses or their technical or scientific features), product plans, samples, prototypes, agreements with third parties, patents, patent applications, trade secrets, know-how, intellectual property, data, research and development, services, suppliers, customers and prospective customers, customer requirements, methods of customer solicitation, customer and prospective customer information, prices, costs, profits and sales, markets, software, developments, inventions, technology, designs, drawings, engineering, hardware configuration, licenses, manufacturing information, raw material ordering and usage, and marketing plans. For purposes of this Agreement, the term “Confidential Information” shall also include all documents which are prepared by or for Suppliers, including all correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of documents and records, reflecting, based on or derived from such Confidential Information whether in writing or stored in or by electronic, magnetic or other means. All such documents and writings are sometimes referred to in this Agreement as “Derivative Documents.”

19.2

Each Supplier acknowledges that (a) the Confidential Information disclosed by Purchaser to it would not be available to it except by disclosure from Purchaser and constitutes Purchaser’s valuable trade secret; (b) Purchaser has taken steps that are reasonable under the circumstances to maintain the confidentiality of such information; (c) such information derives independent economic value from not being generally known to and/or readily ascertainable by others; and (d) is protected from unauthorized use or disclosure by various laws including without limitation, the Uniform Trade Secrets Act and the Economic Espionage Act of the United States, and The Law Against Unfair Competition of the People’s Republic of China. In addition, each Supplier acknowledges that the Confidential Information may include information contained in patent filings or filings with other government agencies that is not public, and that use or disclosure of such information other than as specifically authorized under this Agreement would jeopardize Purchaser’s rights with respect to such information and filings and cause Purchaser irreparable harm. Each Supplier therefore agrees that:

(a)	it will hold in confidence all Confidential Information;

(b)	it will take all reasonable steps to restrict the disclosure of Confidential Information within its own organization only to those persons (i) who are directly involved in carrying out its obligations under this Agreement, (ii) who have been informed of its obligations under this Agreement, and (iii) who have entered into a written agreement with it to protect the confidentiality of such Confidential Information on terms no less protective of the Confidential Information than that set forth herein (which written agreement need not mention or specifically reference Purchaser). Notwithstanding anything else contained herein, under no circumstances shall any Supplier disclose any Confidential Information to any person or entity that might reasonably be expected to use such Confidential Information in any manner in competition with Purchaser or otherwise for any purpose not authorized under this Agreement. Each Supplier hereby acknowledges and agrees that such restrictions are necessary for the purposes of protecting Purchaser’s trade secrets and other interests in the Confidential Information;

(c)	except as permitted in clause Sections 19.2(b) and 19.7, it shall not, without the prior written consent of Purchaser, disclose to or permit access to the Confidential Information (or any part thereof) by any person or entity without the prior written consent of Purchaser, and shall remain responsible for any breach of the use and disclosure restrictions set forth herein by any person to whom it is so disclosed;

(d)	it will not make copies of any Confidential Information, other than copies necessary for those of its employees and suppliers, as described in Section 19.7, who have an actual need to know the Confidential Information in order to carry out its obligations under this Agreement and subject to Section 19.2(b), without the prior written approval of Purchaser;

(e)	it will not remove, obscure or alter any notice of patent, copyright, trade secret or other proprietary right from any Confidential Information without Purchaser’s prior written authorization;

(f)	it will not use Confidential Information except for the purpose of performing its obligations under this Agreement; and

(g)	it will notify Purchaser promptly in writing of any breach of this Agreement by it or any third party, and cooperate with Purchaser, at its expense, in reclaiming any Confidential Information and preventing further unauthorized use or disclosure of any Confidential Information.

19.3	The non-disclosure obligations set forth above shall not apply to information that:

(a)	was known to such Supplier prior to, or is developed by such Supplier independently of, any disclosure by Purchaser as evidenced by suitable written documentation, provided, that if such information was received from a third party, it was received in conformance with Section 19.3(c); or

(b)	is or shall be placed in the public domain by Purchaser; or

(c)	is received by such Supplier in good faith from a third party having no secrecy, nondisclosure or confidentiality obligation to Purchaser.

Each Supplier understands and agrees that information that may not qualify for protection from disclosure as the result of (a) through (c) above, may nevertheless be protected from unauthorized use or disclosure by patent, copyright, trademark, trade secret, and other applicable law and that nothing in this Agreement is intended or shall be construed as limiting Purchaser’s rights thereunder or granting it rights to use such information in any manner other than as specifically set forth herein.

19.4	Upon request, each Supplier shall return to Purchaser all Confidential Information in written or tangible form, including all copies thereof, whether made by such Supplier or by any third party and, upon written request, shall return to Purchaser or destroy all the Derivative Documents.

19.5	It is understood that nothing in this Agreement shall be construed as granting to any Supplier any right, license or interest with respect to the Confidential Information or other information disclosed pursuant to this Agreement, except as expressly set forth herein, and the Confidential Information remains the confidential, proprietary trade secret property of Purchaser and is protected under copyright, patent and other applicable law.

19.6

Each Supplier acknowledges that, in addition to and without limitation of Purchaser’s rights in the Confidential Information, Purchaser owns exclusive right, title and interest, including without limitation all intellectual property rights (including copyright), in and to (a) all works of authorship created by or for Purchaser relating to Purchaser’s business, including mock-ups, prototypes, power point presentations, and marketing materials (“Works”) (b) the trademarks “Nautilus” and “Bowflex” and the Chinese characters and translations thereof (“Marks”) and (c) all inventions, ideas and designs, (collectively, “Inventions”) disclosed by Purchaser, and any modification, improvement or derivative thereof created or developed, in whole or in part, by it or any other party, and further acknowledges that all recommendations, suggestions, or improvements (collectively, “Recommendations”) provided by it to Purchaser regarding Purchaser’s existing or future products or services are provided to Purchaser without charge or royalty of any kind. Each Supplier hereby assigns to Purchaser any interest it may have in the Works, Marks, Inventions or Recommendations, and agrees to execute, without further consideration, any document reasonably requested by Purchaser to further evidence or attest to the vesting of such rights in Purchaser. Each Supplier agrees not to use or exploit any Works, Marks, Inventions or Recommendations except as expressly agreed in writing by Purchaser and agrees not to use or apply for registration, directly or indirectly, of any trademark that is confusingly similar to the Marks. Further, each Supplier covenants and agrees to pay such compensation to its employees as may be necessary to effectuate and complete the above assignment of rights to Purchaser under copyright, patent and other applicable laws of the People’s Republic of China.

19.7	Each Supplier may, notwithstanding the restrictions in Section 19.2(c), disclose portions of the Confidential Information to subsidiaries, affiliates, and suppliers or subcontractors on an as needed basis. Prior to providing Confidential Information to any such third party, Suppliers agree to use best efforts to require each such third party to execute a confidentiality agreement for the protection of Purchaser’s Confidential Information.

ARTICLE 20

NON-COMPETITION

Except as otherwise set forth herein, each Supplier agrees that for so long as this Agreement remains in effect and for a period of (*) thereafter, that it will not, and it will ensure that none of its respective Affiliates will, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the fitness equipment or apparel industry or any other business whose products or activities compete in whole or in part with the business in which Purchaser is engaged in the United States, Canada or the People’s Republic of China. Each Supplier agrees that this covenant is reasonable with respect to its duration, geographical area and scope. So long as Suppliers’ annual sales to Nautilus exceed (*) USD, Suppliers’ shall not sell Products, or any product confusingly similar to the Products, to any third party, without the prior written consent of Purchaser. For purposes of this Article 20, the Parties agree that the fitness equipment or apparel industry does not include, and the provisions of this Article shall not apply to, the following activities in which the Suppliers are currently involved: the manufacture and marketing of ballet bars, trampolines, HVAC recovery systems, composites and power generation equipment. Notwithstanding the foregoing, Suppliers may continue to sell products existing, as of the date of this Agreement, to its current customers. In the event Suppliers desire to sell additional products not existing as of the date of this Agreement to its current customers, Suppliers agree to obtain Purchaser’s prior written consent, which consent will not be unreasonably withheld.

ARTICLE 21 (*)

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 22

DURATION OF AGREEMENT

The initial term of this Agreement shall commence on the date hereof and end on December 31, 2009, unless sooner terminated as provided herein. This Agreement may be extended for one or more renewal terms, each of one year’s duration, by mutual written consent of the Parties. Should either Party wish to extend the term of this Agreement, it shall notify the other Party to this effect in writing at least 30 days prior to the expiry thereof, to which the other Party shall respond in writing within 10 days thereafter.

ARTICLE 23

PUBLIC STATEMENTS OR RELEASES

No Party shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior written approval of the other Parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Article shall prevent any Party from making any public announcement it considers necessary in order to satisfy its obligations under applicable law or the rules of any securities exchange or market, provided such Party, to the extent practicable, provides the other Parties with an opportunity to review and comment on any proposed public announcement before it is made.

ARTICLE 24

AUTHORIZATION

Each Supplier represents and warrants to Purchaser that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all requisite action of such Supplier; (iii) this Agreement constitutes a legal valid and binding contract of such Supplier enforceable in accordance with its terms; and (iv) it is in compliance with all relevant laws and that all Products sold to Purchaser will be manufactured in compliance with all relevant laws and meet all quality and other applicable standards required by relevant laws.

ARTICLE 25

GOVERNING LAW

This Agreement, its validity, interpretation and the settlement of any disputes arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Washington, U.S.A., without regards to its conflict of laws principles.

ARTICLE 26

ARBITRATION

26.1	All disputes arising in connection with or relating to this agreement shall be finally settled by binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The tribunal shall be composed of a sole arbitrator. The laws of the State of Washington, U.S.A., exclusive of choice-of-law rules, shall govern the interpretation and application of the agreement, and the arbitration shall be conducted in the English language at San Francisco, California, USA under the Federal Arbitration Act.

26.2	Judgment upon the award rendered by the arbitration tribunal may be entered by any competent court. Each Party consents to the jurisdiction of any court where enforcement may be sought by the other Parties, and waives any objection to recognition, enforcement or execution of the award based on forum non conveniens or sovereign immunity.

26.3	Any Party may, without inconsistency with this Agreement to arbitrate, seek from a court any provisional remedy that may be necessary to preserve its rights, to protect intellectual property or to prevent the disposal of assets at any time before, during or after the arbitration proceedings.

26.4	To the extent this Article is deemed to be a separate agreement independent from this Agreement, Article 25 concerning governing law and Article 31 concerning notices are incorporated herein by reference.

ARTICLE 27

ENTIRE AGREEMENT; AMENDMENT

This Agreement, together with all exhibits, schedules and other documents referenced herein or attached hereto, is the entire, final and complete agreement and understanding of the Parties relating to the subject matter herein and supersedes and replaces all written and oral agreements and understandings previously made with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing executed by a duly authorized representative of each Party.

ARTICLE 28

SEVERABILITY

If any provision of this Agreement should or become fully or partly invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

ARTICLE 29

NO ASSIGNMENT WITHOUT CONSENT

No Party shall assign, pledge, subcontract, or otherwise transfer any rights or obligations under this Agreement without the other Parties’ prior written consent. For purposes of this Article, an assignment shall be deemed to occur if (*) ceases to be a majority shareholder(s) of any of the Suppliers. It is expressly agreed that this provision will not be construed as restricting the Suppliers right to convey, without consent, any portion of its businesses unrelated to production of Purchaser’s fitness equipment.

ARTICLE 30

WAIVER

No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provisions of this Agreement. No waiver shall be effective unless made in writing.

ARTICLE 31

NOTICES

Any notice or other communication required or permitted by this Agreement shall be in writing and shall be deemed given on the date of transmission when sent by facsimile transmission with sending machine confirmation, on the fifth day after the date of mailing when mailed by certified mail, postage prepaid, return receipt requested, on the third day after deposit with a commercial overnight courier, with written verification of receipt, or the date of actual delivery, whichever is the earliest, and shall be sent to Purchaser or Suppliers, as the case may be, at the address set forth below, or to whatever other address the Party receiving the communication may hereafter designate by written notice to the other.

Notices and communications shall be delivered to:

If to Purchaser:	Nautilus, Inc.
16400 SE Nautilus Drive
Vancouver, WA 98683

with a copy to:	(*)

If to Suppliers:	(*)

with a copy to:	(*)

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 32

SURVIVAL OF COVENANTS

The provisions of Articles 19 (Confidentiality) and 20 (Non-Competition), and any other obligations and duties which by their nature extend beyond the termination or expiry of this Agreement, shall survive any termination or expiry of this Agreement and remain in effect.

ARTICLE 33

SCHEDULES; HEADINGS; COUNTERPARTS

All Schedules attached to this Agreement are an integral part hereof and are incorporated herein by reference as though set forth in full. The headings used in this Agreement are for convenience only and shall not be used in the interpretation of any provision of this Agreement or affect any right or obligation under this Agreement. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

(The remainder of this page intentionally left blank.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PURCHASER:

NAUTILUS, INC.

By:
Signature
Print Name: ______________________________
Title: ___________________________________

SUPPLIERS:

ACTION FAST ASSOCIATES LIMITED

By:
Signature
Print Name: ______________________________
Title: ___________________________________

LAND AMERICA HEALTH AND FITNESS CO., LTD.

By:
Signature
Print Name: ______________________________
Title: ___________________________________

XIAMEN WORLD GEAR SPORTING GOODS, LTD.

By:
Signature
Print Name: ______________________________
Title: ___________________________________

Acknowledged and agreed as to Article 21 above:

(*)

(*)

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.